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                                                                 Exhibit 10.3

                          CONTRACT FOR ELECTRIC SERVICE
                          BETWEEN STEEL DYNAMICS, INC.
                       AND INDIANA MICHIGAN POWER COMPANY


         THIS CONTRACT, made and entered into this first day of June, 1994, by and between the INDIANA MICHIGAN POWER COMPANY, an Indiana corporation (the Company), and STEEL DYNAMICS, INC., an Indiana corporation (the Customer),

                                   WITNESSETH:

         WHEREAS, the Company is a corporation organized and existing under the laws of the State of Indiana with its principal place of business at Fort Wayne, Indiana, and owns and operates facilities for the generation, transmission and distribution of electric power and energy in the State of Indiana; and

         WHEREAS, the Customer is a corporation chartered and existing under the laws of the State of Indiana with its principal place of business to be near Butler, Indiana; and

         WHEREAS, the Customer has announced plans to install a new manufacturing facility (SDI Plant) in the State of Indiana, located at a site near Butler, Indiana, at a capital cost in excess of $250 million; and

         WHEREAS, economy and stability in the cost of electric service to the SDI Plant are important factors to the Customer's decision concerning the location of this manufacturing facility; and

         WHEREAS, in order to facilitate the location of the SDI Plant in the State of Indiana, the economics of which are heavily
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dependent upon the cost of electric service, the Company is agreeable to providing capacity and energy for the operation of the SDI Plant under the terms and conditions contained herein; and

        WHEREAS, in recognition of the need for business expansion, in the interest of creating new jobs, and the efficient use of existing utility generation and transmission facilities, the Company and the Customer agree to implement an innovative rate design that incorporates demand side management characteristics; and

        WHEREAS, the service the Company is to provide the Customer pursuant to this Contract will provide benefits to the Company, the Company's ratepayers, and the State of Indiana.

        NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, and subject to the terms and conditions herein contained, the Parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

        1.1 Whenever used herein, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:

         A. "AEP System" shall mean the integrated, interconnected electric system operated and owned by the operating company subsidiaries of American Electric Power Company, Inc.

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         B.       "AEP System Interconnection Agreement" shall mean the
                  contractual arrangement, or any successor thereto, by which the members of the AEP System share the costs of capacity to serve the customers of the AEP System Companies, as approved by the Federal Energy Regulatory Commission (FERC) or any successor regulatory body.

         C. "AEP System Lambda" shall mean the total incremental cost of supplying energy to the Customer in each hour of the Peak Period as defined in Article 5.1. This includes all fuel, operating, maintenance, tax, transmission loss, purchased power, emission control and other expenses that otherwise would not have been incurred if such energy had not been supplied to the Customer. This incremental cost will be determined after meeting all other AEP System energy commitments during each hour of the Peak Period.

         D. "Commission" shall mean the Indiana Utility Regulatory Commission, the regulatory agency having jurisdiction over the retail electric service of the Company in Indiana, including the electric service covered by this Contract, or any successor thereto.

         E. "Contract" shall mean this Contract for Electric Service between the Company and the Customer, as the same may, from time to time, be amended. Said Contract is set forth in its entirety herein.

         F. "MLR" shall mean the Member Load Ratio, or any successor thereto, as defined in the AEP System Interconnection Agreement.


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         G.       "Parties" shall mean the Company and the Customer.

         H.       "Party" shall mean either the Company or the Customer.

         I. "Pool Capacity Rate" shall mean the rate the Company receives from or pays to other members of the AEP System for capacity, as determined in the AEP System Interchange Power Statement, or any successor thereto.

         J. "Tariff I.P." shall mean the Company's Industrial Power Tariff, or any successor thereto, approved by the Commission.

        1.2 Unless the context plainly indicates otherwise, words importing the singular number shall be deemed to include the plural number (and vice versa); terms such as "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Contract rather than any particular. part of the same. Certain other definitions, as required, appear in subsequent parts of this Contract.


                                   ARTICLE 2

                                 DELIVERY POINT

        2.1 Subject to the terms and conditions specified herein, the Company agrees to furnish to the Customer, during the term of this Contract, and the Customer agrees to take and pay for, all of the electric energy of the character specified herein that shall be purchased by the Customer at its plant located near Butler, Indiana.

         2.2 The Delivery Point for electric power and energy delivered hereunder shall be the 345 kV bus located within the 345


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kV-34.5 kV substation, which is the subject of a separate Substation Facilities
Agreement (Substation Agreement) dated June 1, 1994, between the Parties.

        2.3 The Customer will provide any substation and transformation equipment and any other facilities required to take delivery of the electric service to be taken hereunder, subject to the Substation Agreement, at the voltage and at the Delivery Point designated herein.


                                   ARTICLE 3

                                    DELIVERY

        3.1 The electric energy delivered hereunder shall be 3-phase alternating current having a frequency of approximately 60 cycles per second at approximately 345,000 volts and shall be delivered at the Delivery Point specified in Article 2.2. The said electric energy shall be delivered and maintained reasonably close to constant potential and frequency and it shall be measured by a meter or meters owned and installed by the Company and located on SDI's site.

        3.2 The Company will construct and the Customer will pay a contribution in aid of construction for Transmission Facilities as, and to the extent, described in the Transmission Facilities Agreement dated June 1, 1994 between the Company and the Customer. Electric service hereunder will be provided over the Transmission Facilities. The Transmission Facilities, when constructed, will have capacity to transmit 500 megawatts of electric energy at 345,000 volts and will comply in all material respects with


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standards observed by the company with respect to other similar facilities and with all applicable laws, rules, regulations and orders. The Company makes no representation or warranty that the single-line design of the Transmission Facilities which has been selected by the Customer will have the reliability of the double line design proposed by the Company. If requested by the Customer, the Company will enter into good faith negotiations to provide Additional Facilities in accordance with Section 3.01 of the Transmission Facilities Agreement.

         3.3 The Company will maintain, and replace all necessary components of, the Transmission Facilities in accordance with the maintenance and replacement standards observed by the Company with respect to its extra high voltage transmission system. Customer agrees that it will pay to Company all reasonable direct and indirect costs incurred by Company for such maintenance and replacement, including all overhead costs which are determined on the basis of a percentage factor in accordance with the Company's standard practice, minus a reasonable allocation of these costs to the Transmission Facilities that directly connect other customers of the Company. Customer shall pay such costs incurred by the Company within thirty (30) days of receipt of a bill therefor. If the Customer disputes the accuracy of such bill, the Customer shall make timely payment of the bill and the Customer and the Company shall use their best efforts to resolve the dispute and the Company shall return any adjustment to the bill within thirty (30) days of resolution. The existence of a dispute as to any such bill shall



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not relieve either Party of compliance with the terms of this Contract.

         3.4 The Company will retain all ownership rights with respect to the Transmission Facilities. The Company will not allow service to other customers connected directly to the Transmission Facilities to impair service to the Customer. Upon termination of the Contract, the Customer will have the right to receive service over the Transmission Facilities in accordance with the rates, terms and conditions established by a regulatory authority having jurisdiction over the transaction.


                                   ARTICLE 4

                              CAPACITY RESERVATION

         4.1 The Capacity Reservation contracted for by Customer is fixed at 150,000 kVa. At the Customer's request, the Capacity Reservation under this Contract will be increased by up to 80,000 kva for new load connected within five (5) years of the effective date of this Contract. The Customer shall give the Company one (1) year's advance notice of its intention to increase the Capacity Reservation. The increased Capacity Reservation will become effective when the new load is connected. The Customer's Maximum Demand shall not exceed the Capacity Reservation except by mutual agreement of the Parties.

         4.2 The Company shall not be required to supply capacity in excess of that contracted for except by mutual agreement.



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                                   ARTICLE 5

                             PEAK AND BASE PERIODS

        5.1 The Peak Period in Eastern standard time (EST) is defined as follows:

        December, January, & February    Weekdays  7:00 A.M. to  9:00 P.M.

        March & November                 Weekdays  7:00 A.M. to 11:00 A.M.

        May & September                  Weekdays 12:00 P.M. to  2:00 P.M.

        June, July & August              Weekdays 10:00 A.M. to  8:00 P.M.

        5.2     The Base Period is defined as those hours not in the Peak
Period.

        5.3 The Company reserves the right to modify the hours in the Peak Period, subject to the condition that the total hours in the Peak Period cannot exceed 21% of the total hours in the year.


                                   ARTICLE 6

                          INTERRUPTIBILITY OF SERVICE

        6.1 The Company reserves the right to interrupt service to the Customer at any time (either during Base or Peak Periods as defined in Article 5) and for such period of time that, in the Company's sole judgment, such interruption is required for either (a) the operation of the AEP System or (b) MLR purposes. MLR purposes shall be defined as for the purposes of avoiding higher settlement payments under the AEP System Interconnection Agreement.

        6.2 The Company will endeavor to provide the Customer as much advance notice as possible of interruptions of service described in Article 6.1. However, the Customer shall interrupt service within ten (10) minutes if so requested.


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         6.3 If the Customer fails to interrupt load as requested by the Company for the operation of the AEP System, the Company shall bill the entire uninterrupted demand at a rate equal to three (3) times the Adjusted Demand Charge (as defined in Article 10.1) for that billing month.

         6.4 If the Customer fails to interrupt load as requested by the Company for MLR purposes, the Company shall bill the entire uninterrupted demand at a rate equal to twelve (12) times the Pool Capacity Rate applicable to the Company.

         6.5 In addition to being subject to interruption as specified in
Article 6.1, the Company also reserves the right to interrupt the Customer at any time during the Peak Period and for such period of time that, in the Company's sole judgment, the Company can receive a higher market price from an alternative buyer for the energy that otherwise would be sold to the Customer. Such type of interruption shall be designated as an Economic Interruption.

         6.6 The Company shall provide the Customer with a minimum of one (1) hour's notice of a pending Economic Interruption. The Technical Services Committee shall designate in writing the methodology pursuant to which the Company shall provide such notice. All such designations, and changes from time to time in such designations, shall be furnished as provided in Article 19.6. This section shall be implemented through the Technical Services Committee as provided in Article 21.1.

         6.7 The Customer reserves the right to avoid an Economic Interruption by promptly agreeing, upon notification, to pay the market price available to the Company from the alternative buyer.


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This section shall be implemented through the Technical Services Committee as provided in Article 21.1.

         6.8 If the Customer fails to interrupt load when the Company declares an Economic Interruption, and the Customer has not exercised its right to avoid such Economic Interruption as specified in Article 6.7, the Company shall bill the entire uninterrupted energy for the duration of the requested Economic Interruption at two (2) times the market price available to the Company from the alternative buyer.

         6.9 All required telemetering and communications equipment shall be paid for by the Customer and shall be owned and maintained by the Company. Such equipment shall be provided pursuant to the Transmission Facilities Agreement.

         6.10 No responsibility or liability of any kind shall attach to or be incurred by the Company for, or on account of, any loss, cost, expense or damage caused by or resulting from, either directly or indirectly, an interruption of service under this Article and Article 16.


                                   ARTICLE 7

                          DESIGNATION OF FIRM SERVICE

         7.1 In the event the Customer requires electric service which is not subject to interruptions as provided for under this Contract, the Customer shall specify a Firm Contract Demand not to exceed 20,000 kVa. Designation of the Firm Contract Demand shall be provided in accordance with Article 19.6. Such service shall be


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billed under the provisions of the Company's applicable tariff, or by a special contract to reflect 345 kV delivery, by either:

        A.      Being separately metered, or

        B. Assuming a monthly load factor of 100% for the designated Firm Contract Demand. Metered energy in excess of such calculated Firm Contract Energy shall be billed under the terms of Article 10.


                                   ARTICLE 8

                             POWER FACTOR PROVISION

         8.1 Average Monthly Power Factor shall be calculated by the following formula:


                                 Monthly Energy
                 ---------------------------------------------
                /(Monthly Energy(2) + Monthly Reactive Energy(2))


         8.2 The Power Factor Correction Constant (PFCC) shall be calculated to the nearest 0.0001 by the following formula:


                PFCC = .9510 + 0.1275 Monthly Reactive Energy (2)
                                      ------------------------
                                           Monthly Energy


         8.3 Monthly Energy shall be measured as the total kWh registered by an energy meter during the month.

         8.4 Monthly Reactive Energy shall be measured as the total RKVAH registered by leading and lagging reactive energy meters during the month.


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                                   ARTICLE 9

                      DETERMINATION OF MONTHLY BILLING KWH

         9.1 Monthly Base Billing kWh shall be equal to the product of Base Metered kWh and the PFCC. Base Metered kWh shall be measured each calendar month as the total kWh registered by an energy meter during the Base Period less the product of Firm Contract Demand and the number of hours in the Base Period for the calendar month. In no event shall the Monthly Base Billing kWh be less than zero (0).

         9.2 Hourly Peak Billing kWh shall be equal to the product of Hourly Peak Metered kWh and the PFCC. Hourly Peak Metered kWh shall be measured as the kWh registered by an energy meter during each hour of the Peak Period less the Hourly Peak Firm Contract Demand. In no event shall the Hourly Peak kWh be less than zero (0).

         9.3 Total Billing kWh shall be equal to the sum of Monthly Base Billing kWh and Hourly Peak Billing kWh.


                                   ARTICLE 10

                                     RATES

         10.1 The Customer agrees to pay the Company for all electric service supplied hereunder in accordance with the following provisions, which throughout the life of this Contract, may require adjustment pursuant to Article 10.2.

         A.       The Monthly Service Charge shall be equal to the greater of
                  (a) the Tariff I.P. Transmission Service Monthly Service Charge or (b) $462.70.



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         B.       The Monthly Base Energy Charge (MBEC) for all Monthly Billing
                  kWh used during the Base Period shall be calcu- lated by the following formula:

                              MBEC = DC + EC + FC

                 where:

                       MBEC = Monthly Base Energy Charge

                       DC   = Demand Component

                       EC   = Energy Component

                       FC   = Fuel Component

The above components of the MBEC shall be determined as follows:

         1. The Demand Component (DC) shall be calculated by the following formula:


                  DC = Adjusted Demand Charge x Maximum Demand
                       ---------------------------------------
                                 Total Billing Kwh


                  The Adjusted Demand Charge used in the above formula shall be equal to the greater of (a) the Tariff I.P. Transmission Service Demand Charge as adjusted using the procedure specified in Appendix I (which is incorporated herein by reference), or (b) $6.947/kVa.



                  Maximum Demand shall be measured as the single highest 15-minute integrated peak in kW, as registered by an integrating demand meter during each calendar month, divided by the Average Monthly



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                  Power Factor established during the same calendar month,
                  rounded to the nearest whole kVa.

         2. The Energy Component (EC) shall be equal to the Tariff I.P. Transmission Service Energy Charge as adjusted using the procedure specified in Appendix II (which is incorporated herein by reference).

         3. The Fuel Component (FC) shall be equal to the Company's Fuel Cost Adjustment determined in accor- dance with the provisions of Item No. 23 of the Company's Terms and Conditions of Service.

C. The Hourly Peak Energy Charge for all Billing kWh used during each hour of the Peak Period shall be calculated as the sum of (a) the AEP System Lambda in each hour and (b) the Fixed Cost Increment (FCI) calculated as follows:


               FCI = MBEC - Minimum Peak Period AEP System Lambda


         The Minimum Peak Period AEP System Lambda shall be defined as the lowest AEP System Lambda recorded during the Peak Period of the prior calendar year.

10.2     The Company will adjust the Rates contained in Article 10.1 as follows:

A. To reflect changes to the Tariff I.P. Transmission Service Monthly Service, Demand and Energy Charges, as approved by the Commission, to the extent permitted by Article 10.1.


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         B.       To reflect any changes to the Company's Fuel Cost Adjustment, as approved by the Commission.

         C. The Minimum Peak Period AEP System Lambda shall be revised annually on January 1 and will remain in effect through December 31 of the current calendar year.

         10.3 The rate adjustments described above shall be effective for service on and after the effective date of the respective modification and shall not require further regulatory approval by the Commission.

         10.4 Appendix 4 contains the computation of a sample bill.


                                   ARTICLE 11

                      NOTIFICATION BY COMPANY TO CUSTOMER
                         OF ESTIMATED AEP SYSTEM LAMBDA


         11.1 The Company will make available to the Customer no later than 4:00 P.M. EST the Company's best estimate of the AEP System Lambda for each hour of the Peak Period of the succeeding day. The Customer acknowledges that this information is considered proprietary by the Company and agrees that it will not disclose the information to any person, firm or other entity, other than the employees of the Customer who need to know the information for carrying out their responsibilities associated with the SDI Plant, without the express, written consent of the Company.


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                                   ARTICLE 12

                         DETERMINATION OF MONTHLY BILL

12.1    The Monthly Bill shall be the sum of the following:

A.      The Monthly Service Charge;

B.       The product of the Monthly Base Billing kWh and the Monthly Base Energy
         Charge;

C. The product of the Hourly Peak Billing kWh and the most recently estimated Hourly Peak Energy Charge in each hour of the Peak Period, excluding those hours in which the Customer exercises the right to pay a higher market price available to the Company. An adjustment will be made to reflect any differences between estimated and actual Hourly Peak Energy Charges in the subsequent month's bill rendered to the Customer;

D. The product of the Hourly Peak Billing kWh and the market price available to the Company from an alternative buyer in each hour of the Peak Period in which the Customer exercises the right to pay the market price available to the Company;

E.      Charges for firm service as specified in Article 7;

F. In addition to the Fuel Cost Adjustment, any additional adjustment clauses which may be approved by the Commis- sion in the future;

G. Any penalties specified in Article 6 resulting from the failure of the Customer to interrupt load when requested by the Company; and

H.       Any applicable taxes.



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         12.2 In no event, however, shall the Monthly Bill be less than the
Minimum Charge as specified in Article 13.


                                   ARTICLE 13

                                 MINIMUM CHARGE

         13.1 Service under this Contract is subject to a Monthly Minimum Charge equal to the sum of (1) the Monthly Service Charge, (2) the product of the Adjusted Demand Charge and the greater of 60% of (a) the Customer's Capacity Reservation or (b) the Customer's highest previously established billing demand in kVa during the past eleven (11) calendar months, (3) any applicable adjustment clauses as approved by the Commission and (4) any applicable taxes. The Monthly Minimum Charge will not apply in the event of a force majeure, as defined in Article 22.1. The term of this Contract shall be extended one (1) month for each month in which the Monthly Minimum Charge is not so applied.


                                   ARTICLE 14

                          BILLING, PAYMENT AND RECORDS

         14.1 All Monthly Bills under this Contract shall be due and payable when rendered. Monthly Bills shall be paid by wire transfer. If not paid within seventeen (17) days after the Monthly Bill is rendered, there shall be added to the Customer's next Monthly Bill a Delayed Payment Charge equal to that applied to all Indiana retail customers.

         14.2 If the Customer disputes the accuracy of a Monthly Bill, timely payment of the Monthly Bill, as rendered, shall be made and


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the Parties shall use their best efforts to resolve the dispute and shall make such adjustment, if any, by credit or additional charge on the next Monthly Bill rendered. The existence of a dispute as to any Monthly Bill shall not relieve either Party of compliance with the terms of this Contract. Other than as required by law or regulatory action, Monthly Bill adjustments must be made within six (6) months of the rendering of the initial Monthly Bill.

         14.3 If the Customer fails or refuses to pay the Monthly Bill rendered by the Company in accordance with the provisions of this Contract, the Company may, after fourteen (14) days' written notice, suspend the delivery of capacity and energy to the Customer until all Monthly Bills, together with the Delayed Payment Charge as computed under the provisions of Article 14.1, shall have been paid. Any such suspension of delivery of capacity and energy to the Customer for such non-payment of a Monthly Bill shall not relieve the Customer from liability to continue the payment of the Monthly Minimum Charge hereunder and shall not terminate this Contract.


                                   ARTICLE 15

                      EFFECTIVE DATE AND TERM OF CONTRACT

         15.1 The effective date of this Contract shall be the later of (a) the date on which any and all applicable requirements shall have been complied with (including the expiration of any requisite period after filing) as to approval of, or filing with, the Commission, (b) the date on which a 345 kV transmission line to serve the Customer has been constructed and placed in service by



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the Company or (c) the date on which the Customer's SDI Plant commences commercial operation.

        15.2 The terms of this Contract shall extend for a period of ten (10) years from the effective date of this Contract, as established under Article
15.1 herein, and thereafter until either Party shall give the other not less than three (3) years' notice in writing of its election to discontinue the service. If the Customer desires firm service, it shall give not less than five
(5) years' notice in writing of its intention to request firm service. Upon the delivery of such notice, the Parties shall enter into negotiations on a new agreement to take effect upon the expiration of this Contract. If, upon the expiration of this Contract, a new agreement has not been reached and, if necessary, approved by the Commission, the Customer shall receive electric service in accordance with the Company's then applicable interruptible retail tariff until (a) a new agreement for electric service has been reached and, if necessary, approved by the Commission, or (b) the Commission has issued an order establishing the rates, terms and conditions of electric service to the SDI Plant. Each Party may avail itself of its respective legal rights in effect at the time of the expiration of this Contract. This provision will be administered by the Technical Services Committee.

        15.3 Temporary electric service for the purpose of constructing the SDI Plant and back-up emergency service will be supplied under the Company's applicable tariffs pursuant to separate contract.



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         15.4 Before commercial operation of the SDI Plant, Customer will begin a period of testing the major systems of the mill, including the electric arc furnace and strip mill. During the testing periods, the Company will designate up to two (2) weekdays per week as Demand Free. The demand created by Customer on such a designated day will not be used for billing purposes. Company will notify Customer by 2:00 p.m. on the weekday immediately preceding the Demand Free day. Demand Free days will apply to testing only before commercial operation or any second furnace incremental load that Customer may later bring on line under Section 4.1 of this Agreement. This provision will be administered by the Technical Services Committee.


                                   ARTICLE 16

                               SERVICE CONDITIONS

         16.1 Each Party shall exercise reasonable care to design, construct, maintain and operate, or to cause to be designed, constructed, maintained and operated, their respective facilities in accordance with good engineering practices.

         16.2 All wiring and other electrical equipment owned by the Customer shall be maintained by the Customer at all times in conformity with the requirements of the National Board of Fire Underwriters and other authorities having jurisdiction.

         16.3 To the extent not specifically modified by this Contract, the Company's Terms and Conditions of Service, on file with the Commission, are incorporated herein by reference and made a part hereof. The Customer acknowledges receipt of the currently


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approved Terms and Conditions of Service. In the event of a conflict between the provisions of this Contract and the provisions of the Company's Terms and Conditions of Service, the provisions of this Contract shall control.

         16.4 In addition to the interruptibility provisions set forth in
Article 6, any service being provided under this Contract may be interrupted or reduced (a) by operation of equipment installed for power system protection, (b) after adequate notice to and consultation with the Customer for routine installation, maintenance, inspection, repairs, or replacement of equipment or
(c) when, in the Company's sole judgment, such action is necessary to preserve the integrity of, or to prevent or limit any instability or material disturbance on, its electric system or an interconnected system. This Article 16.4 shall not apply to voltage flicker and harmonic distortions covered by Article 16.6.

         16.5 The Company reserves the right to disconnect from its system the Customer's conductors or apparatus without notice when, in the exercise of reasonable care, the Company determines that it is necessary in the interest of preserving or protecting life and/or property.

         16.6 The Customer agrees to comply with the voltage flicker and harmonic distortion conditions and requirements set forth in Appendix III, which are attached hereto and incorporated herein by reference. The Company reserves the right to immediately disconnect the Customer from the Company's system, without notice and without prejudice to any other remedies at law or in equity, when the Customer fails to comply with these conditions and require-



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ments. This Section 16.6 shall be implemented through the Technical Services
Committee as provided in Article 21.1.

         16.7 The Customer's SDI Plant shall not be connected to any source of power other than the Delivery Point described in Article 2, without written notice and mutual agreement between the Parties.

         16.8 The Company will have the right of access at the Delivery Point, at all reasonable times, for the purposes of reading meters or installing, maintaining, changing or removing any property it owns or for any other proper purpose required to carry out the provisions of this Contract.

         16.9 In case of impaired or defective service, the Customer shall immediately give notice to the Company by telephone, confirming such notice in writing on the same day notice is given.

         16.10 The Customer shall notify the Company in advance of any changes to be made to its SDI Plant that have the potential of materially affecting the Company's system.


                                   ARTICLE 17

                                    METERING

         17.1 Electric power and energy delivered under this Contract shall be measured by metering equipment owned, installed, operated and maintained by the Company.

         17.2 Metering equipment provided under this Contract shall include electric meters, potential and current sources of electric meters and such other equipment as may be needed to provide for a record of kilowatt hours, kilovar hours and kilowatt and kilovar demands at the meter locations.



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         17.3 Any Party on whose property another Party's equipment is to be located under this Contract shall furnish suitable space without cost to the owning Party. All such equipment shall retain its character as personal property of the owner regardless of its method of attachment to any other property, and authorized representatives of the owner shall have access thereto at all reasonable times. Upon termination of this Contract, all such equipment shall be removed by its owner from the premises on which it is located.

         17.4 The Company shall at all times have the right to inspect and test meters and, if found defective, to repair or replace them at its option. Meters shall be tested periodically in accordance with the Rules and Standards of Service prescribed by the Commission. At the Customer's request, the Company shall inspect and test such meters once each calendar year, at the expense of the Company. If the Customer shall request a test of such meters more frequently than once each calendar year, the Customer shall bear the expense of such additional test, except that if the meters are found to be inaccurate in excess of the standard prescribed by the Commission, the Company shall bear the expense of such test.

         17.5 If any test of metering equipment discloses an inaccuracy exceeding one percent (1%) of the registered volume, the Customer's account shall be adjusted for the period, not exceeding a preceding period of twelve
(12) months, in which such inaccuracy is estimated to have existed. Should any metering equipment fail to register, the amounts of energy and capacity delivered shall be estimated based upon use of energy and/or demand for power in a similar period of like use or other data available to the Company.

         17.6 The Company shall repair and re-test or replace a defective meter within a reasonable time. During the time there is no meter in service, it shall be assumed that the power consumed is the same as the usage of the Customer during similar periods of the Customer's operations.


                                   ARTICLE 18

                             REGULATORY AUTHORITIES

         18.1 The Parties hereto recognize that this Contract is subject to the jurisdiction of the Commission, and is also subject to such lawful action as any regulatory authority having jurisdiction shall take hereafter with respect thereto. The performance of any obligation of either Party hereto shall be subject to the receipt from time to time as required of such authorizations, approvals or actions of regulatory authorities having jurisdiction as shall be required by law.

         18.2 The Company and the Customer agree that this Contract reflects the steps required to insure adequate service to the Customer and that the Company will file this Contract for approval by the Commission. This Contract is expressly conditioned upon (a) a finding by the Commission that the rates herein are justified on a cost-of-service basis and reflect the total cost incurred by the Company in serving the Customer, and (b) approval by the Commission of this Contract without change or condition. In the event that the Commission does not so find or approve, then this Contract shall not become effective, unless the Parties agree otherwise in writing, it being the intent of the Parties that such findings and approval, without change or condition, are prerequisite to the validity of this Contract.

         18.3 The Parties agree to use their best efforts to seek and obtain the prompt approval of this Contract by the Commission. Further, the Parties agree not to seek in any subsequent Commission proceeding an order that would modify or terminate this Contract.

         18.4 The Parties expressly agree and understand that the Commission has jurisdiction over the rates and charges contained herein.


                                   ARTICLE 19

                                    GENERAL

         19.1 Any waiver at any time of any rights as to any default or other matter arising hereunder shall not be deemed a waiver as to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right hereunder shall not be deemed a waiver of such right.

         19.2 In the event that any of the provisions, or portions thereof, of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforce- ability of the remaining provisions, or portions thereof, shall not be affected thereby.

         19.3 All terms and stipulations made or agreed to regarding the subject matter of this Contract are completely expressed and merged in this Contract, and no previous promises, representations or agreements made by the Company's or the Customer's officers or agents shall be binding on either Party unless contained herein.

         19.4 The Parties recognize that other agreements regarding the transmission line and the substation to be constructed to serve the SDI Plant may be entered into by the Parties. Nothing in this Contract is intended to modify, alter, or otherwise affect the terms and conditions of such agreements.

         19.5 This Contract is conditional upon the Company receiving approval to construct, and completion of construction of, a 345 kV transmission line to serve the Customer. In the event the Company does not receive such approval, or complete construction, this Contract shall be null and void and the Customer acknowledges that it irrevocably relinquishes any rights to damages.

         19.6 Any notice given pursuant to this Contract shall be in writing and addressed as follows:

         If to Customer:

                  Keith E. Busse, President and CEO
                  Steel Dynamics, Inc.
                  2780 Waterfront Parkway East Drive
                  Suite 325
                  Indianapolis, Indiana  46214

         If to Company:

                  Richard C. Menge, President
                  Indiana Michigan Power Company
                  Post Office Box 60
                  One Summit Square
                  Fort Wayne, Indiana  46801

         The above names and addresses may be changed at any time by written notice to the other Party.

         19.7 The rights and remedies granted under this Contract shall not be exclusive rights and remedies but shall be in addition to all other rights and remedies available at law or in equity.

         19.8 The validity and meaning of this Contract shall be governed by the laws of the State of Indiana.


                                   ARTICLE 20

                                   ASSIGNMENT

         20.1 This Contract shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

         20.2 This Contract shall not be assigned by either Party without the written consent of the other Party. Such consent shall not be unreasonably withheld.

         20.3 Any assignment by one Party to this Contract shall not relieve that Party of its financial obligation hereunder unless the other Party to this Contract so consents in writing.


                                   ARTICLE 21

                          TECHNICAL SERVICES COMMITTEE

         21.1 The Parties agree to establish a Technical Services Committee of authorized representatives to coordinate the provision of electric service by the Company to the SDI Plant. Each Party shall appoint one person, along with one alternate, to serve as the representative of the Party on the Committee. The representative and the alternate shall be familiar with the terms of this Contract and the facilities used in the furnishing of electric service to the SDI Plant. The Committee shall cooperate in good faith, as the occasion arises, to discuss and resolve operating matters arising under the provision of electric service under this Contract. The representatives on the Committee shall, from time to time, exchange information regarding the expected maintenance schedules of their facilities relevant to this Contract.


                                   ARTICLE 22

                                   LIABILITY

         22.1 Neither the Company nor the Customer shall be liable to the other for damages caused by the interruption, suspension, reduction or curtailment of the delivery of electric energy hereunder due to, occasioned by or in consequence of, any of the following causes or contingencies, viz: acts of God, the elements, storms, hurricanes, tornadoes, cyclones, sleet, floods, backwaters caused by floods, lightning, earthquakes, landslides, washouts or other revulsions of nature, epidemics, accidents, fires, failures of facilities, collisions, explosions, strikes, lockouts, differences with workmen and other labor disturbances, vandalism, sabotage, riots, inability to secure cars, coal, fuel, or other materials, supplies or equipment from usual sources, breakage or failure of machinery, generating equipment, electrical lines or equipment, wars, insurrections, blockades, acts of the public enemy, arrests and restraints of rulers and people, civil disturbances, acts or restraints of federal, state or other governmental authorities, and any other causes or contingencies not within the control of the Party whose performance is interfered with, whether of the kind herein enumerated or otherwise. Settlement of strikes and lockouts shall be wholly within the discretion of the Party having the difficulty. Such causes or contingencies affecting performance shall not relieve the Company or Customer of liability in the event of its concurring negligence or in the event of failure of either to use reasonable means to remedy the situation and remove the cause in an adequate manner and with reasonable dispatch, nor shall such causes, or contingencies of any thereof, relieve either from its obligation to pay amounts due hereunder.

         22.2 The Company assumes no responsibility of any kind with respect to construction, maintenance or operation of the electric facilities or other property owned or controlled by the Customer and shall not be liable for any loss, injury (including death), damage to or destruction of property (including loss of use thereof) arising out of such installation, maintenance or operation or out of any use by the Customer or others, of said energy and/or capacity provided by the Company except to the extent such damage or injury shall be caused by the negligence or willful misconduct of the Company, its agents, or employees. The Customer shall provide and maintain suitable protective devices on its equipment to prevent any loss, injury or damage that might result from any irregularity, fluctuation or interruption of service. The Company shall not be liable for any loss, injury or damage which could have been prevented by the use of such protective devices.

         22.3 To the extent permitted by law, the Customer shall protect, defend, indemnify, and hold harmless the Company from and against any losses, liabilities, costs, expenses, suits, actions, claims, and all other obligations and proceedings whatsoever, including, without limitation, all judgments rendered against and all fines and penalties imposed upon the Company, and any reasonable attorneys' fees and other costs of defense arising out of injuries to persons, including death, or damage to third-party property to the extent caused by, or occurring in connection with, any willful or negligent act or omission of the Customer, its employees, agents or contractors, or which are due to or arise out of defective electrical equipment belonging to the Customer. The Company shall not be liable for any indirect, special, incidental or consequential damages, including loss of profits due to business interruptions or otherwise, in connection with this Contract. To the extent permitted by law, the Company shall protect, defend, indemnify, and hold harmless the Customer from and against any losses, liabilities, costs, expense, suits, actions, claims, and all other obligations whatsoever, including, without limitation, all judgments rendered against and all fines and penalties imposed upon the Customer, any reasonable attorneys' fees and other costs of defense arising out of injuries to persons, including death, or damages to third-party property, to the extent caused by or occurring in connection with any willful or negligent act or omission of the Company, its employees, agents or contractors.

         22.4 No responsibility or liability of any kind shall attach to or be incurred by the Company for, or on account of, any loss, cost, expense or damage caused by or resulting from, either directly or indirectly, an interruption of this service.

         22.5 Any indemnification of the Parties or any limitation of the Parties' liability which is made or granted under this Contract shall to the same extent apply to the Parties' directors, officers, employees and agents, and to the Parties' affiliated companies, including any directors, officers, employees and agents thereof.

         IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be duly executed the day and year first above written.



                                       STEEL DYNAMICS, INC.



                                       By /s/ Keith E. Busse
                                          ----------------------------------
                                                     Keith E. Busse
                                               President and C.E .0.



                                       INDIANA MICHIGAN POWER COMPANY


                                       By /s/ Richard C. Menge
                                          ----------------------------------
                                                     Richard C. Menge
                                                     President